Exhibit 8.1

LIST OF SUBSIDIARIES

The following is a list of the Registrant’s subsidiaries as of December 31, 2009, other than certain subsidiaries that did not in the aggregate constitute a significant subsidiary.

Company Name	Jurisdiction of Incorporation
Corbett Research Pty. Ltd	Australia
Corbett Robotics Pty. Ltd	Australia
DxS Ltd.	UK
SABiosciences	Maryland
QIAGEN Shenzhen	China
QIAGEN Australia Holding	Australia
QIAGEN Deutschland Holding GmbH	Germany
QIAGEN Gaithersburg, Inc.	Delaware
QIAGEN GmbH	Germany
QIAGEN Hamburg GmbH	Germany
QIAGEN, Inc. (USA)	California
QIAGEN Instruments AG	Switzerland
QIAGEN K.K.	Japan
QIAGEN Ltd.	UK
QIAGEN North American Holdings Inc.	California
QIAGEN Sciences, LLC.	Maryland